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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Sports Authority, Inc. (formerly known as Gart Sports Company) on Form S-8/S-3 of our report dated March 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets in 2002 with the adoption of Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Gart Sports Company for the year ended February 1, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 6, 2004

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  EXHIBIT 23.1